THIRD SUPPLEMENTAL INDENTURE

                           Dated as of August 1, 1997

                                     between

                               HALLIBURTON COMPANY

                                       and

                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION

                                   as Trustee









(Second Senior Indenture)

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                                TABLE OF CONTENTS

                                                                           Page


                                    ARTICLE I

DEFINITIONS


    Section 1.1  Definitions.............................................     1

                                   ARTICLE II

AMENDMENTS


    Section 2.1  Amendment of Section 2.1 of the
                 First Supplemental Indenture............................     2

                                   ARTICLE III


MISCELLANEOUS

    Section 3.1  Counterparts............................................     2
    Section 3.2  Effect of Headings.   ..................................     2
    Section 3.3  Provisions for the Sole Benefit of Parties and Holders..     2


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                          THIRD SUPPLEMENTAL INDENTURE

         This Third Supplemental Indenture dated as of August 1, 1997 is between Halliburton Company, a Delaware corporation ("Halliburton"), and Texas Commerce Bank National Association, a national banking association, as Trustee, and amends and supplements that certain Second Senior Indenture dated December 1, 1996 between Halliburton and the Trustee (the "Second Senior Indenture"), as heretofore amended and supplemented by the First Supplemental Indenture dated as of December 5, 1996 between Halliburton and the Trustee (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of December 12, 1996 among Halliburton, Halliburton Hold Co., a Delaware corporation (the "Issuer"), and the Trustee (the "Second Supplemental Indenture")(the Second Senior Indenture, as heretofore amended and supplemented, being herein called the "Indenture").

                                    RECITALS:

         Pursuant to the Second Senior Indenture, as amended and supplemented by the First Supplemental Indenture, Halliburton, as the predecessor of the Issuer, proposed to offer, sell and issue from time to time, at an aggregate initial offering price of up to $300,000,000, certain notes of its series of medium-term notes due nine months or more from date of issue.

         For that purpose, Halliburton, as the predecessor of the Issuer, by means of the First Supplemental Indenture, established such series of medium-term notes and certain terms and provisions thereof that were different from, or in addition to, those provided in the Second Senior Indenture and acknowledged that the remaining terms and provisions of such medium-term notes would be established pursuant to the provisions of Section 2.3 of the Second Senior Indenture.

         Since that time, the Issuer has offered, sold and issued various medium-term notes of such series for an aggregate initial offering price of approximately $300,000,000, and, consequently, the Issuer has determined to increase the aggregate size of such series of medium-term notes due nine months or more from date of issue, thereby making available additional notes of such series for offering, sale and issuance.

         NOW, THEREFORE, in consideration of the premises, the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. Capitalized terms used but not defined herein are defined in the Indenture, including without limitation the First Supplemental Indenture, and are used herein with the definitions ascribed to them therein.

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                                   ARTICLE II

                                   AMENDMENTS

         Section 2.1 Amendment of Section 2.1 of the First Supplemental Indenture. Section 2.1 of the First Supplemental Indenture, as contained in the Indenture, is hereby amended so as to be and read in its entirety as follows:

                  Section 2.1 Establishment of Series. Pursuant to the provisions of Section 2.3 of the Indenture, there is hereby established a series of Securities designated generally as the Medium-Term Notes Due Nine Months or More From Date of Issue, Series A, that may be sold and issued from time to time, at an aggregate initial offering price of up to U. S. $500,000,000 (the "Notes"), subject to reduction by the aggregate initial offering price of any other Securities that may be theretofore sold and issued by the Issuer pursuant to the terms of the Indenture. Forms of a Fixed Rate Note and a Floating Rate Note, excluding in each case terms and provisions to be included therein pursuant to a Note Terms Certificate, are attached hereto as Exhibits B-1 and B-2, respectively, and by this reference incorporated herein.


                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.1 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute but one and the same instrument.

         Section 3.2  Effect  of Headings.  The  Article and  Section   headings
herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

         Section 3.3 Provisions for the Sole Benefit of Parties and Holders. Nothing in the Indenture, as supplemented, amended and modified by this Third Supplemental Indenture, or in the Notes, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the Holders, any legal or equitable right, remedy or claim under the Indenture, as so supplemented, amended and modified, or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders.


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         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this  Third
Supplemental Indenture to be duly executed and the appropriate corporate seals to be hereunto affixed and attested, all as of the 1st day of August, 1997.



                                  HALLIBURTON COMPANY


                                  By:  /s/ Lester L. Coleman
                                     -------------------------------
                                  Title:   Executive Vice President
                                           and General Counsel


Attest:


    /s/ Susan S. Keith
--------------------------------------
Title:  Vice President and Secretary

                                  TEXAS COMMERCE BANK NATIONAL
                                          ASSOCIATION


                                  By:
                                     -------------------------------
                                  Title: